Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Erin Wendell
Under Armour, Inc.
Tel: 410.454.6570
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FOURTH QUARTER NET REVENUES GROWTH OF 25% AND FOURTH QUARTER EPS GROWTH OF 51%

•	Fourth Quarter Net Revenues Increased 25% to $506 Million; Full Year Net Revenues Increased 25% to $1.835 Billion

•	Fourth Quarter Diluted EPS Increased 51% to $0.47 from $0.31; Full Year Diluted EPS Increased 31% to $1.21 from $0.92

•	Company Updates 2013 Net Revenues Outlook to a Range of $2.20 Billion to $2.22 Billion (+20% to +21%)

•	Company Updates 2013 Operating Income Outlook to a Range of $255 Million to $257 Million (+22% to +23%)

Baltimore, MD (January 31, 2013) - Under Armour, Inc. (NYSE: UA) today announced financial results for the fourth quarter ended December 31, 2012. Net revenues increased 25% in the fourth quarter of 2012 to $506 million compared with net revenues of $403 million in the prior year's period. Net income increased 54% in the fourth quarter of 2012 to $50 million compared with $33 million in the prior year's period. Diluted earnings per share for the fourth quarter of 2012 were $0.47 on weighted average common shares outstanding of 107 million compared with $0.31 per share on weighted average common shares outstanding of 105 million in the prior year's period.

Fourth quarter apparel net revenues increased 25% to $405 million compared with $323 million in the same period of the prior year, driven primarily by Fleece, which included a broader expansion of the Storm platform across the category. Fourth quarter footwear net revenues increased 43% to $45 million from $31 million in the prior year's period, primarily driven by new 2012 running styles, including UA Spine, and strong sell-in of new 2013 baseball cleats. Fourth quarter accessories net revenues increased 16% to $43 million from $37 million in the prior year's period. Direct-to-Consumer net revenues, which represented 39% of total net revenues for the fourth quarter, grew 29% year-over-year.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “We closed 2012 strongly, delivering net revenue growth of at least 20% for the eleventh consecutive quarter in Q4 by building upon key apparel technology platforms like Storm Fleece and Charged Cotton. Our ability to bring practical innovation to our consumer across a broad range of product drove our 25% net revenue growth in 2012 and positions us well for 2013 and beyond. With these strong results in hand, we are well on our way toward delivering on the goal established at our June 2011 Investor Day to more than double our net revenues from 2010 to 2013.”

Gross margin for the fourth quarter of 2012 was 50.3% compared with 51.6% in the prior year's quarter, primarily reflecting less favorable sales mix and higher air freight costs. Selling, general and administrative expenses as a percentage of net revenues were 34.2% in the fourth quarter of 2012 compared with 37.9% in the prior year's period, largely reflecting leverage of corporate services and marketing expenses. Marketing expenses for the fourth quarter of 2012 were 9.7% of net revenues compared with 10.9% in the prior year's quarter. Fourth quarter operating income grew 48% to $82 million compared with $55 million in the prior year's period.

Review of Full Year Operating Results
For the full year 2012, net revenues increased 25% to $1.835 billion compared with $1.473 billion in the prior year and compared with the Company's prior outlook of $1.82 billion. Diluted earnings per share for the full year increased 31% to $1.21 per share on weighted average common shares outstanding of 106 million compared with $0.92 per share on weighted average common shares outstanding of 105 million in the prior year.

Apparel net revenues increased 23% to $1.385 billion compared with $1.122 billion in the prior year, led by the Training category which included the expansions of both the Charged Cotton and Storm platforms. Footwear net revenues increased 32% to $239 million during 2012 compared to $182 million in 2011, reflecting the debut of new running styles, including UA Spine, and strength across our cleated businesses. Accessories net revenues increased 25% to $166 million during 2012 compared to $132 million in 2011, primarily driven by headwear and bags. Direct-to-Consumer net revenues, which represented 29% of total net revenues for the year compared to 27% in 2011, grew 34% over the prior year.

Gross margin for 2012 was 47.9% compared with 48.4% in 2011, largely reflecting less favorable sales mix and higher air freight costs. Selling, general and administrative expenses as a percentage of net revenues were 36.5% for 2012 compared with 37.3% for 2011, reflecting leverage of corporate services and marketing expenses. Marketing expense for 2012 was 11.2% of net revenues compared with 11.4% in the prior year. Operating income grew 28% to $209 million in 2012 compared with $163 million in the prior year and compared with the Company's prior outlook of $207 million.

Balance Sheet Highlights
Cash and cash equivalents increased 95% to $342 million at December 31, 2012 compared with $175 million at December 31, 2011. The Company had no borrowings outstanding under its $300 million revolving credit facility at December 31, 2012. Inventory at December 31, 2012 decreased 2% to $319 million compared with $324 million at December 31, 2011. Long-term debt decreased to $62 million at December 31, 2012 from $78 million at December 31, 2011.

Updated 2013 Outlook
Based on current visibility, the Company expects 2013 net revenues in the range of $2.20 billion to $2.22 billion, representing growth of 20% to 21% over 2012, and 2013 operating income in the range of $255 million to $257 million, representing growth of 22% to 23% over 2012. The

Company expects an effective tax rate of 39.0% to 39.5% for the full year, compared to an effective tax rate of 36.7% for 2012. The Company anticipates fully diluted weighted average shares outstanding of approximately 108 million to 109 million for 2013.

Mr. Plank concluded, “In the year ahead, we will drive growth by re-invigorating core categories like Baselayer, continuing to expand our consumer base in Women's and Youth, and introducing the next wave of Under Armour innovation through product such as Armour39 that will debut in the next month. We will open the next generation of Under Armour specialty retail in mid-February in our home city of Baltimore, while we are prioritizing our growth strategies in key markets in Europe, Asia, and Latin America. We will also continue to invest in the right talent, infrastructure, and processes to ensure that we deliver balanced financial results well into the future.”

Conference Call and Webcast
The Company will provide additional commentary regarding its fourth quarter results as well as its updated 2013 outlook during its earnings conference call today, January 31st, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.
Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand's moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products.  The Company's products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe.  The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam's Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company's website at www.ua.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter and Year Ended December 31, 2012 and 2011
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended December 31,				Year Ended December 31,
	2012	% of Net Revenues	2011	% of Net Revenues	2012	% of Net Revenues	2011	% of Net Revenues
Net revenues	$505,863	100.0%	$403,126	100.0%	$1,834,921	100.0%	$1,472,684	100.0%
Cost of goods sold	251,628	49.7%	195,221	48.4%	955,624	52.1%	759,848	51.6%
Gross profit	254,235	50.3%	207,905	51.6%	879,297	47.9%	712,836	48.4%
Selling, general and administrative expenses	172,643	34.2%	152,603	37.9%	670,602	36.5%	550,069	37.3%
Income from operations	81,592	16.1%	55,302	13.7%	208,695	11.4%	162,767	11.1%
Interest expense, net	(1,205)	(0.2)%	(1,413)	(0.3)%	(5,183)	(0.3)%	(3,841)	(0.3)%
Other income (expense), net	(634)	(0.1)%	1	0.0%	(73)	0.0%	(2,064)	(0.1)%
Income before income taxes	79,753	15.8%	53,890	13.4%	203,439	11.1%	156,862	10.7%
Provision for income taxes	29,621	5.9%	21,338	5.3%	74,661	4.1%	59,943	4.1%
Net income	$50,132	9.9%	$32,552	8.1%	$128,778	7.0%	$96,919	6.6%
Net income available per common share
Basic	$0.48		$0.31		$1.23		$0.94
Diluted	$0.47		$0.31		$1.21		$0.92
Weighted average common shares outstanding
Basic	104,687		103,385		140,343		103,140
Diluted	107,121		105,384		106,380		105,052
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Apparel	$404,527	$323,385	25.1%	$1,385,350	$1,122,031	23.5%
Footwear	44,714	31,329	42.7%	238,955	181,684	31.5%
Accessories	42,601	36,798	15.8%	165,835	132,400	25.3%
Total net sales	491,842	391,512	25.6%	1,790,140	1,436,115	24.7%
Licensing revenues	14,021	11,614	20.7%	44,781	36,569	22.5%
Total net revenues	$505,863	$403,126	25.5%	$1,834,921	$1,472,684	24.6%
NET REVENUES BY GEOGRAPHIC SEGMENT

	Quarter Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
North America	$472,225	$377,152	25.2%	$1,726,733	$1,383,346	24.8%
Other foreign countries	33,638	25,974	29.5%	108,188	89,338	21.1%
Total net revenues	$505,863	$403,126	25.5%	$1,834,921	$1,472,684	24.6%

Under Armour, Inc.
As of December 31, 2012 and 2011
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 12/31/12	As of 12/31/11
Assets
Cash and cash equivalents	$341,841	$175,384
Accounts receivable, net	175,524	134,043
Inventories	319,286	324,409
Prepaid expenses and other current assets	43,896	39,643
Deferred income taxes	23,051	16,184
Total current assets	903,598	689,663
Property and equipment, net	180,850	159,135
Intangible assets, net	4,483	5,535
Deferred income taxes	22,606	15,885
Other long term assets	45,546	48,992
Total assets	$1,157,083	$919,210
Liabilities and Stockholders’ Equity
Accounts payable	$143,689	$100,527
Accrued expenses	85,077	69,285
Current maturities of long term debt	9,132	6,882
Other current liabilities	14,330	6,913
Total current liabilities	252,228	183,607
Long term debt, net of current maturities	52,757	70,842
Other long term liabilities	35,176	28,329
Total liabilities	340,161	282,778
Total stockholders’ equity	816,922	636,432
Total liabilities and stockholders’ equity	$1,157,083	$919,210

Under Armour, Inc.
For the Year Ended December 31, 2012 and 2011
(Unaudited; in thousands)

	Year Ended 12/31/12	Year Ended 12/31/11
Cash flows from operating activities
Net income	$128,778	$96,919
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	43,082	36,301
Unrealized foreign currency exchange rate (gains) losses	(2,464)	4,027
Loss on disposal of property and equipment	524	36
Stock-based compensation	19,845	18,063
Gain on bargain purchase of corporate headquarters (excludes transaction costs of $1.9 million)	—	(3,300)
Deferred income taxes	(12,973)	3,620
Changes in reserves and allowances	13,916	5,536
Changes in operating assets and liabilities:
Accounts receivable	(53,433)	(33,923)
Inventories	4,699	(114,646)
Prepaid expenses and other assets	(4,060)	(42,633)
Accounts payable	35,370	17,209
Accrued expenses and other liabilities	21,966	23,442
Income taxes payable and receivable	4,511	4,567
Net cash provided by operating activities	199,761	15,218
Cash flows from investing activities
Purchase of property and equipment	(50,650)	(56,228)
Purchase of corporate headquarters and related expenditures	—	(23,164)
Purchase of other long term assets	—	(3,862)
Purchase of long term investment	(1,310)	(1,153)
Change in restricted cash	5,029	(5,029)
Net cash used in investing activities	(46,931)	(89,436)
Cash flows from financing activities
Proceeds from revolving credit facility	—	30,000
Payments on revolving credit facility		(30,000)
Proceeds from term loan	—	25,000
Payments on term loan	(25,000)	—
Proceeds from long term debt	50,000	5,644
Payments on long term debt	(44,330)	(7,418)
Excess tax benefits from stock-based compensation arrangements	17,868	10,260
Payments of deferred financing costs	14,776	14,645
Proceeds from exercise of stock options and other stock issuances	(1,017)	(2,324)
Net cash provided by financing activities	12,297	45,807
Effect of exchange rate changes on cash and cash equivalents	1,330	(75)
Net decrease in cash and cash equivalents	166,457	(28,486)
Cash and cash equivalents
Beginning of period	175,384	203,870
End of period	$341,841	$175,384
Non-cash investing and financing activities
Debt assumed and property and equipment acquired in connection with purchase of corporate headquarters	$—	$38,556
Acquisition of property and equipment through certain obligations	15,216	3,079